Exhibit 5.1

12670 High Bluff Drive
San Diego, California 92130
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com
FIRM / AFFILIATE OFFICES
Austin    Milan
Beijing    Munich
Boston    New York
Brussels    Orange County
Chicago    Paris
Dubai    Riyadh
Düsseldorf    San Diego
Frankfurt    San Francisco
Hamburg    Seoul
Hong Kong    Silicon Valley
Houston    Singapore
London    Tel Aviv
Los Angeles    Tokyo
Madrid    Washington, D.C.

February 25, 2026

ZipRecruiter, Inc.
3000 Ocean Park Blvd., Suite 3000
Santa Monica, California 90405
Re:    Registration Statement on Form S-8
To the addressees set forth above:
We have acted as special counsel to ZipRecruiter, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 15,827,599 shares of Class A common stock of the Company, par value $0.00001 per share (the “Shares”), which includes (i) 13,632,690 shares issuable under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 2,194,909 shares issuable under the Company’s 2021 Employee Stock Purchase Plan (together with the 2021 Plan, the “Plans”).
The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 25, 2026 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

February 25, 2026 Page 2
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.
In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients and have been issued by the Company against payment therefor in the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,
/s/ Latham & Watkins LLP